Exhibit (a)(5)(i)
For Immediate Release
Corner Growth Acquisition Corp. 2 Announces Fixed Price Tender Offer
•   Announces launch of a fixed price tender offer to purchase and redeem its Class A Ordinary Shares at a purchase price of $10.21
PALO ALTO, Calif., October 21, 2022 — Corner Growth Acquisition Corp. 2 (NASDAQ: TRONU, TRON, TRONW) (“Corner Growth” or the “Company”) today launched a fixed price tender offer (the “Tender Offer”) to purchase and redeem its Class A Ordinary Shares (the “Shares”) at a purchase price of $10.21 per share. On October 20, 2022, the closing price of the Shares was $10.14 per share. The tender offer commenced today and is expected to expire at 5:00 p.m., New York City Time, on December 5, 2022, unless the offer is extended.
As of June 30, 2022, the $74,440,624 remaining in the Company’s trust account (the “Trust Account”) after redemptions were processed in connection with Extension Proposal described below remained invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.
As further described below, the Company’s sponsor, CGA Sponsor 2, LLC (the “Sponsor”) has made monthly payments of $0.033 per Class A Ordinary Share from June 21, 2022 through September 21, 2022 to the Trust Account as set forth in the Company’s Form 8-K filed on June 14, 2022.
The Sponsor may elect to make additional contributions to the Trust Account in the future for those shareholders who do not redeem in connection with this Tender Offer. If the Sponsor decides to make any further contributions, such amount and the time period during which the Sponsor will make such contributions will be announced by press release prior to the close of the Tender Offer.
Background and Summary of the Tender Offer
The Company completed its IPO on June 21, 2021. At that time, its Articles of Association provided that the time by which the Company must either consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities or otherwise liquidate the amount in trust was June 21, 2022 (the “Original Termination Date”). On June 16, 2022, the Company’s shareholders approved an extension proposal (the “Extension Proposal”) which extended the Original Termination Date to July 21, 2022 (the “Extended Date”) and authorized the Company, without another shareholder vote, to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after the Extended Date, for a total of up to nine months to March 21, 2023, unless the closing of a business combination shall have occurred. In connection with the Extension Proposal, the Company announced on June 10, 2022, that its Sponsor agreed to deposit into the trust account an aggregate of $0.033 per share for each month of the Extension period up and until October 21, 2022, resulting in a maximum contribution of $0.132 per share of the Shares that was not redeemed in connection with the Extension Proposal. The Company further announced that in the event it further extends the Extended Date beyond October 21, 2022 in accordance with the Extension Proposal, the holders of the Shares who do not redeem their shares in connection with the Extension Proposal will be provided with the opportunity to redeem their shares on or about October 21, 2022.
Under the terms of the tender offer, stockholders who tender their shares will receive a fixed price of $10.21 for each share. The Tender Offer is not conditioned on the tender of any minimum number of the Shares. The Tender Offer is, however, subject to the following conditions: (i) the amount of the Company’s net tangible assets shall not be less than $5,000,001 after accounting for the purchase of shares tendered in this Tender Offer (which may not be waived by the Company); and (ii) other customary conditions (which may be waived by the Company in its sole and absolute discretion).
Additional Information Regarding the Tender Offer
This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell

Shares or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, has been filed with the United States Securities and Exchange Commission (the “SEC”) by Corner Growth. The tender offer is only made pursuant to the offer to purchase, the letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Corner Growth has filed with the SEC at the SEC’s website at www.sec.gov or by calling Morrow Sodali LLC, the information agent for the tender offer, at (800) 662-5200 (toll free) for individuals or (203) 658-9400 for banks and brokerages, or via email at TRON.info@investor.morrowsodali.com.
About Corner Growth
Corner Growth Acquisition Corp. 2 is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Led by Co-Chairman John Cadeddu, Co-Chairman and Chief Executive Officer Marvin Tien and a team of venture capital investors, the Company raised $185 Million in an IPO in June of 2021.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Company’s commitment to funding the Monthly Contributions, the Company’s expectations with respect to future performance and anticipated financial impacts of the non-binding letter of intent that it has entered into with a differentiated food tech platform for an initial business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including, but not limited to, those discussed in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2022, and subsequent SEC filings, including risks related to market conditions, the disruption caused by the COVID-19 pandemic, which has and is expected to continue to materially affect our business, financial condition and results of operations and cash flows for an extended period of time. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward- looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Company Contact:
Kevin Tanaka, Director of Corporate Development
Corner Growth Acquisition Corp. 2
kevin@cornercapitalmgmt.com
Media Contact:
Brian Ruby, ICR
Brian.ruby@icrinc.com